Consent of Independent Registered Public Accounting Firm



The Board of Directors
AllianceBernstein Large Cap Growth Fund, Inc.


We consent to the use of our report for AllianceBernstein Large Cap Growth Fund, Inc., incorporated herein by reference as of August 28, 2007, and to the reference to our firm under the heading "Financial Highlights of AllianceBernstein Large Cap Growth Fund, Inc." in the Proxy Statement/Prospectus on Form N-14.


KPMG LLP



New York, New York
August 28, 2007